EXHIBIT-99.1

For Immediate Release

KIWIBOX.COM:

CALENDAR YEAR 2015 STARTS WITH AN EXPLOSION IN NEW MEMBERSHIP!

OPERATIONAL UPDATE FOR THE FIRST QUARTER 2015

NEW YORK – April 21, 2015 - Kiwibox.com ("Kiwibox"), [KIWB.OTCBB] is pleased to announce the activity and user development increases made during the first quarter ended  March 31, 2015.

FIRST QUARTER OPERATIONAL HIGHLIGHTS OF KIWIBOX GROUP

•	Active Members – 4.17 Million as of March 31st, an increase of approximately 17 % over the 4th quarter 2014

•	New Registrations – 635,472 in 1st quarter 2015, an increase of approximately 23 % over the 4th quarter 2014.

•	Unique Visitors – 5.6 Million in 1st quarter 2015, an increase of approximately 10 % over the 4th quarter 2014.

•	Page Impressions – 512.76 Million in 1st quarter 2015, a slight decrease of approximately 5 % from the 4th quarter 2014.

•	Guestbook Entries – 146.2 Million as of March 31st, 2014, an increase of approximately 2% over the 4th quarter 2014.

•	Blog Entries – 102.5 Million as of March 31st, an increase of approximately 8% from the 4th quarter 2014.

“Witnessing this first quarter surge of new user sign-ups”, noted Andre Scholz, Kiwibox’s President and CEO, “averaging 9,500 per day, confirms our Kiwibox strategy to focus our new apps on providing connectivity for the mobile Kiwibox community so that all of our members stay tuned and participate in Kiwibox’s events and sharing”. “We continue to see these gratifying results and membership growth”, continued CEO Scholz, “all as a result of our continuing efforts to provide new and cutting-edge apps to our membership community”.

Market Position

The Kiwibox Group is in a unique position because it combines the excitement of a dating community with the benefits and accessibility of a real social network. The Kiwibox Group encourages members to explore local events in their area, connect with other members and enjoy the additional member exclusive benefits the social network is offering, such as games, blogging, chatting, picture-sharing and online-flirting. This community behavior binds users to the platform and is the base for our viral marketing.

Technology Development

The Kiwibox Group is focusing on the fast growing mobile usage phenomenon, being online with friends any time and everywhere. The Kiwibox Group released multiple new app updates during the 1st quarter for its iOS and Android Applications and restructured its eventpages for primary ads booking.

About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the Internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In the first quarter of 2011, Kiwibox.com acquired Pixunity.de a photo blogging community. On September 30, 2011 Kiwibox.com acquired the German social network community KWICK!, finalizing the acquisition in May 2012 and currently our 20 % owned German affiliate. Kiwibox common shares are listed on the over-the-counter, Bulletin Board market under the symbol KIWB.OB.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company's potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, its ability to expand its membership, users and internet brand and its projected financial results. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company's need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach and offerings; the company's ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company's ability to maintain site stability and performance on its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

For more information please contact:

Andre Scholz, CEO

Phone: 1-347-836-4727

E-mail: ascholz@kiwiboxinc.com